Exhibit (a)(5)(E)

KINDRED HEALTHCARE INCREASES ALL-CASH TENDER OFFER

FOR GENTIVA TO $16.00 PER SHARE

Amends Offer to Purchase 14.9% of Outstanding Gentiva Shares

to Become Gentiva’s Largest Shareholder

Kindred Will Withdraw Offer If 14.9% Minimum Tender Condition Is Not Met

Kindred Will Not Consider Further Increasing Its Offer Unless Gentiva

Commences Discussions and Demonstrates Additional Value

Kindred Urges Gentiva Board to Promptly Engage in Discussions to Reach a Negotiated Transaction

LOUISVILLE, Ky. (July 14, 2014)—Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced that it has amended its previously announced all-cash tender offer to acquire all of the outstanding shares of common stock of Gentiva Health Services, Inc. (“Gentiva”) (NASDAQ:GTIV), together with the associated preferred share purchase rights.

Under the amended offer, Kindred will seek to purchase 14.9% of Gentiva’s outstanding shares at an increased offer price of $16.00 per share in cash. The amended offer is conditioned upon, among other things, a minimum of 5,489,914 shares being tendered in the offer and not withdrawn (which represent, together with shares already owned by Kindred, 14.9% of Gentiva’s outstanding shares) and clearance of the proposed transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. In light of the Gentiva board of directors’ implementation of a poison pill (also known as a “shareholder rights plan”) the 14.9% ownership stake sought by Kindred also represents the maximum amount of shares outstanding that can be accepted in the amended offer. If the offer is oversubscribed, Kindred will purchase the tendered shares on a pro rata basis. The amended offer will expire at 5:00 pm, New York City time on July 28, 2014, unless further extended.

Prior to the launch of Kindred’s proposal, Gentiva common stock had not closed above $16.00 per share since July 29, 2011. Kindred’s enhanced offer for Gentiva represents a:

•	87% premium to Gentiva’s closing share price on May 14, 2014, the day prior to Kindred making public its proposal to acquire Gentiva;

•	58% premium over Gentiva’s two-year volume-weighted average closing price on May 14, 2014; and

•	60% premium to Wall Street analysts’ unaffected one-year median price target of $10.00 per share.

Paul J. Diaz, Chief Executive Officer of Kindred, said, “Our enhanced $16.00 per share all-cash offer underscores our confidence in the merits of uniting our two highly complementary companies. We have also indicated our willingness to structure the transaction so that Gentiva shareholders can receive a mix of cash and stock—allowing them to participate in the combined company’s substantial upside—but this would only be possible through a negotiated transaction. While we continue to believe that Kindred could unlock significant value through this transaction, we will not consider further increasing our offer unless the Gentiva board and management team engage with Kindred and demonstrate additional value in the due diligence process.”

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Kindred Increases All-Cash Tender Offer

July 14, 2014

Mr. Diaz continued, “Since announcing our proposal to acquire Gentiva on May 15, 2014, we have been clear on the benefits that this combination would bring to both companies’ shareholders, employees and patients. It is important to note, however, that Kindred has a robust pipeline of external growth opportunities and organic initiatives that we are pursuing in parallel with the Gentiva offer. If the 14.9% minimum tender condition is not met, we will withdraw our offer, and if the Gentiva board remains unwilling to commence discussions, we will turn our attention toward these other avenues for value creation.”

Kindred noted that its original tender offer to acquire all of the outstanding shares of Gentiva for $14.50 per share in cash, commenced on June 17, 2014, was scheduled to expire at 5:00 pm New York City time on July 16, 2014. As of 5:00 p.m. New York City time on July 11, 2014, approximately 341 shares of Gentiva common stock were validly tendered into and not withdrawn from the tender offer.

Citigroup is acting as financial advisor to Kindred. Cleary Gottlieb Steen & Hamilton LLP is acting as legal advisor and Gibson, Dunn & Crutcher LLP is serving as special counsel to Kindred.

Additional Information

This press release is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities of Gentiva. The solicitation and offer to buy Gentiva common stock have been made pursuant to an offer to purchase and related materials. Investors and shareholders should read those filings carefully as they contain important information. The offer to purchase and related materials, as well as Kindred’s other public filings with the Securities and Exchange Commission (the “SEC”), may be obtained without charge at the SEC’s website at www.sec.gov and at Kindred’s website at www.kindredhealthcare.com. The offer to purchase and related materials may also be obtained for free by contacting the information agent for the tender offer, D.F. King & Co., Inc. at (212) 269-5550 (collect) or (800) 859-8508 (toll-free) or by email at gentivaoffer@dfking.com.

Forward-Looking Statements

This press release includes forward-looking statements including, but not limited to, statements regarding the tender offer for Gentiva common stock and the Company’s proposed business combination transaction with Gentiva (including financing of the proposed transaction and the benefits, results, effects and timing of a transaction), all statements regarding the Company’s (and the Company and Gentiva’s combined) expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “may,” “potential,” “upside,” and other similar expressions. Statements in this press release concerning the business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, and product or services line growth of the Company (and the combined businesses of the Company and Gentiva), together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of the Company based upon currently available information.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below, set forth in the Company’s Annual Report on Form 10-K and in its reports on Forms 10-Q and 8-K. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results, performance

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Kindred Increases All-Cash Tender Offer

July 14, 2014

or plans with respect to Gentiva, to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in the Company’s filings with the SEC.

Risks and uncertainties related to the tender offer and proposed transaction with Gentiva include, but are not limited to, uncertainty as to whether the Company will further pursue, enter into or consummate the offer or any transaction on the proposed terms or on other terms, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the offer or any transaction, uncertainties as to the timing of the offer or any transaction, adverse effects on the Company’s stock price resulting from the announcement or consummation of the offer or any transaction or any failure to complete the offer or any transaction, competitive responses to the announcement or consummation of the offer or any transaction, the risk that regulatory, licensure or other approvals and financing required for the consummation of the offer or any transaction are not obtained or are obtained subject to terms and conditions that are not anticipated, costs and difficulties related to the integration of Gentiva’s businesses and operations with the Company’s businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the offer or any transaction, uncertainties as to whether the consummation of the offer or any transaction will have the accretive effect on our earnings or cash flows that we expect, unexpected costs, liabilities, charges or expenses resulting from the offer or any transaction, litigation relating to the offer or any transaction, the inability to retain key personnel, and any changes in general economic and/or industry-specific conditions.

Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-150 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of $5 billion and approximately 63,000 employees in 47 states. At March 31, 2014, Kindred through its subsidiaries provided healthcare services in 2,313 locations, including 100 transitional care hospitals, five inpatient rehabilitation hospitals, 99 nursing centers, 22 sub-acute units, 157 Kindred at Home hospice, home health and non-medical home care locations, 105 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,825 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for six years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.

Contacts

Media Susan Moss Senior Vice President, Marketing and Communications Kindred Healthcare, Inc. 502-596-7296 or Andrew Siegel / Nick Lamplough Joele Frank, Wilkinson Brimmer Katcher 212-355-4449	Investors and Analysts Hank Robinson Senior Vice President, Tax and Treasurer Kindred Healthcare, Inc. 502-596-7732 or Jordan Kovler / Kristian Klein D.F. King & Co., Inc. 212-493-6990 / 212-232-2247

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